SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No._______)*



                                   Edify Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    28059910
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 20 Pages
                       Exhibit Index Contained on Page 19

------------------------------                     -----------------------------
CUSIP NO. 28059910                    13 G                  Page 2 of 20 Pages
------------------------------                     -----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Technology Venture Investors - 3, L.P. ("TVI-3")
                     Tax ID Number:    94-2944879
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]  (b)  [x]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
--------------------------------------------------------------------------------
             NUMBER OF         5        SOLE VOTING POWER
              SHARES                    490,584 shares,  except that TVIM-3, the
           BENEFICIALLY                 general  partner of TVI-3,  and  Messrs.
          OWNED BY EACH                 Kagle, Marquardt,  McMurtry,  Wilson and
            REPORTING                   Johnston,   the   general   partners  of
             PERSON                     TVIM-3,  may be  deemed  to have  shared
              WITH                      power to vote these shares.
                              --------------------------------------------------
                               6        SHARED VOTING POWER
                                        See response to row 5.
                              --------------------------------------------------
                               7        SOLE DISPOSITIVE POWER
                                        490,584 shares,  except that TVIM-3, the
                                        general  partner of TVI-3,  and  Messrs.
                                        Kagle, Marquardt,  McMurtry,  Wilson and
                                        Johnston,   the   general   partners  of
                                        TVIM-3,  may be  deemed  to have  shared
                                        power to dispose of these shares.
                              --------------------------------------------------
                               8        SHARED DISPOSITIVE POWER
                                        See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           490,584
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         3.05%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                           PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 28059910                    13 G                  Page 3 of 20 Pages
------------------------------                     -----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Management - 3, L.P. ("TVIM-3")
                     Tax ID Number:    94-2944878
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [ ]  (b)  [x]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
--------------------------------------------------------------------------------
         NUMBER OF SHARES      5        SOLE VOTING POWER
           BENEFICIALLY                 9,416 shares,  which are directly  owned
          OWNED BY EACH                 by TVIM-3,  except that  Messrs.  Kagle,
         REPORTING PERSON               Marquardt,    McMurtry,    Wilson    and
               WITH                     Johnston,   the   general   partners  of
                                        TVIM-3,  may be  deemed  to have  shared
                                        power to vote such shares.
                              --------------------------------------------------
                               6        SHARED VOTING POWER
                                        490,584  shares,  which are all directly
                                        owned by TVI-3.  TVIM-3  is the  general
                                        partner  of TVI-3,  and may be deemed to
                                        have  shared  power to  dispose  of such
                                        shares.
                              --------------------------------------------------
                               7        SOLE DISPOSITIVE POWER
                                        9,416 shares,  which are directly  owned
                                        by TVIM-3,  except that  Messrs.  Kagle,
                                        Marquardt,    McMurtry,    Wilson    and
                                        Johnston,   the   general   partners  of
                                        TVIM-3,  may be  deemed  to have  shared
                                        power to dispose of such shares.
                              --------------------------------------------------
                               8        SHARED DISPOSITIVE POWER
                                        490,584  shares,  which are all directly
                                        owned by TVI-3.  TVIM-3  is the  general
                                        partner  of TVI-3,  and may be deemed to
                                        have  shared  power to  dispose  of such
                                        shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           500,000
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         3.11%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                           PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 28059910                    13 G                  Page 4 of 20 Pages
------------------------------                     -----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Technology Ventures Investors - 4, L.P. ("TVI-4")
                     Tax ID Number:    94-3088804
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [ ]  (b)  [x]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
--------------------------------------------------------------------------------
           NUMBER OF           5        SOLE VOTING POWER
             SHARES                     1,156,454  shares,  except that  TVIM-4,
           BENEFICIALLY                 the  general   partner  of  TVI-4,   and
          OWNED BY EACH                 Messrs.  Kagle,   Marquardt,   McMurtry,
            REPORTING                   Wilson   and   Johnston,   the   general
             PERSON                     partners  of  TVIM-4,  may be  deemed to
              WITH                      have shared power to vote these shares.
                               6        SHARED VOTING POWER
                                        See response to row 5.
                              --------------------------------------------------
                               7        SOLE DISPOSITIVE POWER
                                        1,156,454  shares,  except that  TVIM-4,
                                        the  general   partner  of  TVI-4,   and
                                        Messrs.  Kagle,   Marquardt,   McMurtry,
                                        Wilson   and   Johnston,   the   general
                                        partners  of  TVIM-4,  may be  deemed to
                                        have  shared  power to  dispose of these
                                        shares.
                                   ---------------------------------------------
                               8        SHARED DISPOSITIVE POWER
                                        See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         1,156,454
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          7.19%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 28059910                    13 G                  Page 5 of 20 Pages
------------------------------                     -----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Partners - 4, L.P. ("TVIP-4")
                     Tax ID Number:    94-3084677
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [ ]  (b)  [x]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
--------------------------------------------------------------------------------
            NUMBER OF          5        SOLE VOTING POWER
              SHARES                    135,170 shares,  except that TVIM-4, the
           BENEFICIALLY                 general  partner of TVIP-4,  and Messrs.
          OWNED BY EACH                 Kagle, Marquardt,  McMurtry,  Wilson and
            REPORTING                   Johnston,   the   general   partners  of
             PERSON                     TVIM-4,  may be  deemed  to have  shared
              WITH                      power to vote these shares.
                              --------------------------------------------------
                               6        SHARED VOTING POWER
                                        See response to row 5.
                              --------------------------------------------------
                               7        SOLE DISPOSITIVE POWER
                                        135,170 shares,  except that TVIM-4, the
                                        general  partner of TVIP-4,  and Messrs.
                                        Kagle, Marquardt,  McMurtry,  Wilson and
                                        Johnston,   the   general   partners  of
                                        TVIM-4, may be deemed to have shared power to dispose of these shares.

                              --------------------------------------------------
                               8        SHARED DISPOSITIVE POWER
                                        See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           135,170
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         0.84%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                           PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!
------------------------------                     -----------------------------
CUSIP NO. 28059910                    13 G                  Page 6 of 20 Pages
------------------------------                     -----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Affiliates - 4, L.P. ("TVIA-4")
                     Tax ID Number:    94-3154357
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [ ]  (b)  [x]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
--------------------------------------------------------------------------------
            NUMBER OF          5        SOLE VOTING POWER
             SHARES                     3,254  shares,  except that TVIM-4,  the
           BENEFICIALLY                 general  partner of TVIA-4,  and Messrs.
          OWNED BY EACH                 Kagle, Marquardt,  McMurtry,  Wilson and
            REPORTING                   Johnston,   the   general   partners  of
             PERSON                     TVIM-4,  may be  deemed  to have  shared
              WITH                      power to vote these shares.
                              --------------------------------------------------
                               6        SHARED VOTING POWER
                                        See response to row 5.
                              --------------------------------------------------
                               7        SOLE DISPOSITIVE POWER
                                        3,254  shares,  except that TVIM-4,  the
                                        general  partner of TVIA-4,  and Messrs.
                                        Kagle, Marquardt,  McMurtry,  Wilson and
                                        Johnston,   the   general   partners  of
                                        TVIM-4,  may be  deemed  to have  shared
                                        power to dispose of these shares.
                              --------------------------------------------------
                               8        SHARED DISPOSITIVE POWER
                                        See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                             3,254
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0.02%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 28059910                    13 G                  Page 7 of 20 Pages
------------------------------                     -----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Affiliates - 4 1988, L.P. ("TVIA-4 1988")
                     Tax ID Number:    94-3084676
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [ ]  (b)  [x]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
--------------------------------------------------------------------------------
            NUMBER OF          5        SOLE VOTING POWER
             SHARES                     5,122  shares,  except that TVIM-4,  the
           BENEFICIALLY                 general  partner  of  TVIA-4  1988,  and
          OWNED BY EACH                 Messrs.  Kagle,   Marquardt,   McMurtry,
            REPORTING                   Wilson   and   Johnston,   the   general
             PERSON                     partners  of  TVIM-4,  may be  deemed to
              WITH                      have shared power to vote these shares.
                              --------------------------------------------------
                               6        SHARED VOTING POWER
                                        See response to row 5.
                              --------------------------------------------------
                               7        SOLE DISPOSITIVE POWER
                                        5,122  shares,  except that TVIM-4,  the
                                        general  partner  of  TVIA-4  1988,  and
                                        Messrs.  Kagle,   Marquardt,   McMurtry,
                                        Wilson   and   Johnston,   the   general
                                        partners  of  TVIM-4,  may be  deemed to
                                        have  shared  power to  dispose of these
                                        shares.
                              --------------------------------------------------
                               8        SHARED DISPOSITIVE POWER
                                        See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                             5,122
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0.03%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 28059910                    13 G                  Page 8 of 20 Pages
------------------------------                     -----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Management - 4, L.P. ("TVIM-4")
                     Tax ID Number:    94-3088676
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [ ]  (b)  [x]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
--------------------------------------------------------------------------------
         NUMBER OF SHARES      5        SOLE VOTING POWER
           BENEFICIALLY                 0 shares
          OWNED BY EACH       --------------------------------------------------
         REPORTING PERSON      6        SHARED VOTING POWER
               WITH                     1,300,000  shares,  of  which  1,156,454
                                        shares  are  directly  owned  by  TVI-4,
                                        135,170  shares  are  directly  owned by
                                        TVIP-4,  3,254 shares are directly owned
                                        by TVIA-4 and 5,122  shares are directly
                                        owned  by  TVIA-4  1988.  TVIM-4  is the
                                        general partner of TVI-4, TVIP-4, TVIA-4
                                        and  TVIA-4  1988,  and may be deemed to
                                        have shared power to vote such shares.
                              --------------------------------------------------
                                7        SOLE DISPOSITIVE POWER
                                        0 shares
                              --------------------------------------------------
                               8        SHARED DISPOSITIVE POWER
                                        1,300,000  shares,  of  which  1,156,454
                                        shares  are  directly  owned  by  TVI-4,
                                        135,170  shares  are  directly  owned by
                                        TVIP-4,  3,254 shares are directly owned
                                        by TVIA-4 and 5,122  shares are directly
                                        owned  by  TVIA-4  1988.  TVIM-4  is the
                                        general partner of TVI-4, TVIP-4, TVIA-4
                                        and  TVIA-4  1988,  and may be deemed to
                                        have  shared  power to  dispose  of such
                                        shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         1,300,000
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          8.08%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 28059910                    13 G            Page 9 of 20 Pages
------------------------------                     -----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Robert C. Kagle ("Kagle")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [ ]  (b)  [ ]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
--------------------------------------------------------------------------------
         NUMBER OF SHARES      5        SOLE VOTING POWER
           BENEFICIALLY                 0 shares
          OWNED BY EACH       --------------------------------------------------
         REPORTING PERSON      6        SHARED VOTING POWER
               WITH                     1,800,000   shares,   of  which  490,584
                                        shares  are  directly  owned  by  TVI-3,
                                        9,416  shares  are  directly   owned  by
                                        TVIM-3,  1,156,454  shares are  directly
                                        owned  by  TVI-4,   135,170  shares  are
                                        directly  owned by TVIP-4,  3,254 shares
                                        are  directly  owned by TVIA-4 and 5,122
                                        shares  are  directly  owned  by  TVIA-4
                                        1988.  Kagle  is a  general  partner  of
                                        TVIM-3,  the  general  partner of TVI-3,
                                        and of TVIM-4,  the  general  partner of
                                        TVI-4,  TVIP-4,  TVIA-4 and TVIA-4 1988,
                                        and may be deemed to have  shared  power
                                        to vote such shares.
                              --------------------------------------------------
                               7        SOLE DISPOSITIVE POWER
                                        0 shares
                              --------------------------------------------------
                               8        SHARED DISPOSITIVE POWER
                                        1,800,000   shares,   of  which  490,584
                                        shares  are  directly  owned  by  TVI-3,
                                        9,416  shares  are  directly   owned  by
                                        TVIM-3,  1,156,454  shares are  directly
                                        owned  by  TVI-4,   135,170  shares  are
                                        directly  owned by TVIP-4,  3,254 shares
                                        are  directly  owned by TVIA-4 and 5,122
                                        shares  are  directly  owned  by  TVIA-4
                                        1988.  Kagle  is a  general  partner  of
                                        TVIM-3,  the  general  partner of TVI-3,
                                        and of TVIM-4,  the  general  partner of
                                        TVI-4,  TVIP-4,  TVIA-4 and TVIA-4 1988,
                                        and may be deemed to have  shared  power
                                        to dispose of such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         1,800,000
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         11.19%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 28059910                    13 G                 Page 10 of 20 Pages
------------------------------                     -----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     David F. Marquardt ("Marquardt")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [ ]  (b)  [x]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
--------------------------------------------------------------------------------
         NUMBER OF SHARES      5        SOLE VOTING POWER
           BENEFICIALLY                 0 shares
          OWNED BY EACH       --------------------------------------------------
         REPORTING PERSON      6        SHARED VOTING POWER
               WITH                     1,800,000   shares,   of  which  490,584
                                        shares  are  directly  owned  by  TVI-3,
                                        9,416  shares  are  directly   owned  by
                                        TVIM-3,  1,156,454  shares are  directly
                                        owned  by  TVI-4,   135,170  shares  are
                                        directly  owned by TVIP-4,  3,254 shares
                                        are  directly  owned by TVIA-4 and 5,122
                                        shares  are  directly  owned  by  TVIA-4
                                        1988.  Marquardt is a general partner of
                                        TVIM-3,  the  general  partner of TVI-3,
                                        and of TVIM-4,  the  general  partner of
                                        TVI-4,  TVIP-4,  TVIA-4 and TVIA-4 1988,
                                        and may be deemed to have  shared  power
                                        to vote such shares.
                              --------------------------------------------------
                               7        SOLE DISPOSITIVE POWER
                                        0 shares
                              --------------------------------------------------
                               8        SHARED DISPOSITIVE POWER
                                        1,800,000   shares,   of  which  490,584
                                        shares  are  directly  owned  by  TVI-3,
                                        9,416  shares  are  directly   owned  by
                                        TVIM-3,  1,156,454  shares are  directly
                                        owned  by  TVI-4,   135,170  shares  are
                                        directly  owned by TVIP-4,  3,254 shares
                                        are  directly  owned by TVIA-4 and 5,122
                                        shares  are  directly  owned  by  TVIA-4
                                        1988.  Marquardt is a general partner of
                                        TVIM-3,  the  general  partner of TVI-3,
                                        and of TVIM-4,  the  general  partner of
                                        TVI-4,  TVIP-4,  TVIA-4 and TVIA-4 1988,
                                        and may be deemed to have  shared  power
                                        to dispose of such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         1,800,000
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         11.19%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 28059910                    13 G                 Page 11 of 20 Pages
------------------------------                     -----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Burton J. McMurtry ("McMurtry")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [ ]  (b)  [x]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
--------------------------------------------------------------------------------
         NUMBER OF SHARES      5        SOLE VOTING POWER
           BENEFICIALLY                 7,500 shares, issuable upon the exercise
          OWNED BY EACH                 of a stock option.
         REPORTING PERSON     --------------------------------------------------
               WITH            6        SHARED VOTING POWER
                                        1,800,000   shares,   of  which  490,584
                                        shares  are  directly  owned  by  TVI-3,
                                        9,416  shares  are  directly   owned  by
                                        TVIM-3,  1,156,454  shares are  directly
                                        owned  by  TVI-4,   135,170  shares  are
                                        directly  owned by TVIP-4,  3,254 shares
                                        are  directly  owned by TVIA-4 and 5,122
                                        shares  are  directly  owned  by  TVIA-4
                                        1988.  McMurtry is a general  partner of
                                        TVIM-3,  the  general  partner of TVI-3,
                                        and of TVIM-4,  the  general  partner of
                                        TVI-4,  TVIP-4,  TVIA-4 and TVIA-4 1988,
                                        and may be deemed to have  shared  power
                                        to vote such shares.
                              --------------------------------------------------
                               7        SOLE DISPOSITIVE POWER
                                        7,500 shares, issuable upon the exercise
                                        of a stock option.
                              --------------------------------------------------
                               8        SHARED DISPOSITIVE POWER
                                        1,800,000   shares,   of  which  490,584
                                        shares  are  directly  owned  by  TVI-3,
                                        9,416  shares  are  directly   owned  by
                                        TVIM-3,  1,156,454  shares are  directly
                                        owned  by  TVI-4,   135,170  shares  are
                                        directly  owned by TVIP-4,  3,254 shares
                                        are  directly  owned by TVIA-4 and 5,122
                                        shares  are  directly  owned  by  TVIA-4
                                        1988.  McMurtry is a general  partner of
                                        TVIM-3,  the  general  partner of TVI-3,
                                        and of TVIM-4,  the  general  partner of
                                        TVI-4,  TVIP-4,  TVIA-4 and TVIA-4 1988,
                                        and may be deemed to have  shared  power
                                        to dispose of such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         1,807,500
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         11.24%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 28059910                    13 G                 Page 12 of 20 Pages
------------------------------                     -----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Mark G. Wilson ("Wilson")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [ ]  (b)  [x]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
--------------------------------------------------------------------------------
         NUMBER OF SHARES      5        SOLE VOTING POWER
           BENEFICIALLY                 0 shares
          OWNED BY EACH       --------------------------------------------------
         REPORTING PERSON      6        SHARED VOTING POWER
               WITH                     1,800,000   shares,   of  which  490,584
                                        shares  are  directly  owned  by  TVI-3,
                                        9,416  shares  are  directly   owned  by
                                        TVIM-3,  1,156,454  shares are  directly
                                        owned  by  TVI-4,   135,170  shares  are
                                        directly  owned by TVIP-4,  3,254 shares
                                        are  directly  owned by TVIA-4 and 5,122
                                        shares  are  directly  owned  by  TVIA-4
                                        1988.  Wilson  is a general  partner  of
                                        TVIM-3,  the  general  partner of TVI-3,
                                        and of TVIM-4,  the  general  partner of
                                        TVI-4,  TVIP-4,  TVIA-4 and TVIA-4 1988,
                                        and may be deemed to have  shared  power
                                        to vote such shares.
                              --------------------------------------------------
                               7        SOLE DISPOSITIVE POWER
                                        0 shares
                              --------------------------------------------------
                               8        SHARED DISPOSITIVE POWER
                                        1,800,000   shares,   of  which  490,584
                                        shares  are  directly  owned  by  TVI-3,
                                        9,416  shares  are  directly   owned  by
                                        TVIM-3,  1,156,454  shares are  directly
                                        owned  by  TVI-4,   135,170  shares  are
                                        directly  owned by TVIP-4,  3,254 shares
                                        are  directly  owned by TVIA-4 and 5,122
                                        shares  are  directly  owned  by  TVIA-4
                                        1988.  Wilson  is a general  partner  of
                                        TVIM-3,  the  general  partner of TVI-3,
                                        and of TVIM-4,  the  general  partner of
                                        TVI-4,  TVIP-4,  TVIA-4 and TVIA-4 1988,
                                        and may be deemed to have  shared  power
                                        to dispose of such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         1,800,000
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         11.19%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 28059910                    13 G                 Page 13 of 20 Pages
------------------------------                     -----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     John R. Johnston ("Johnston")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [ ]  (b)  [x]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
--------------------------------------------------------------------------------
         NUMBER OF SHARES      5        SOLE VOTING POWER
           BENEFICIALLY                 0 shares
          OWNED BY EACH       --------------------------------------------------
         REPORTING PERSON      6        SHARED VOTING POWER
               WITH                     1,800,000   shares,   of  which  490,584
                                        shares  are  directly  owned  by  TVI-3,
                                        9,416  shares  are  directly   owned  by
                                        TVIM-3,  1,156,454  shares are  directly
                                        owned  by  TVI-4,   135,170  shares  are
                                        directly  owned by TVIP-4,  3,254 shares
                                        are  directly  owned by TVIA-4 and 5,122
                                        shares  are  directly  owned  by  TVIA-4
                                        1988.  Johnston is a general  partner of
                                        TVIM-3,  the  general  partner of TVI-3,
                                        and of TVIM-4,  the  general  partner of
                                        TVI-4,  TVIP-4,  TVIA-4 and TVIA-4 1988,
                                        and may be deemed to have  shared  power
                                        to vote such shares.
                              --------------------------------------------------
                               7        SOLE DISPOSITIVE POWER
                                        0 shares
                              --------------------------------------------------
                               8        SHARED DISPOSITIVE POWER
                                        1,800,000   shares,   of  which  490,584
                                        shares  are  directly  owned  by  TVI-3,
                                        9,416  shares  are  directly   owned  by
                                        TVIM-3,  1,156,454  shares are  directly
                                        owned  by  TVI-4,   135,170  shares  are
                                        directly  owned by TVIP-4,  3,254 shares
                                        are  directly  owned by TVIA-4 and 5,122
                                        shares  are  directly  owned  by  TVIA-4
                                        1988.  Johnston is a general  partner of
                                        TVIM-3,  the  general  partner of TVI-3,
                                        and of TVIM-4,  the  general  partner of
                                        TVI-4,  TVIP-4,  TVIA-4 and TVIA-4 1988,
                                        and may be deemed to have  shared  power
                                        to dispose of such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         1,800,000
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         11.19
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 14 of 20 Pages


ITEM 1(a).        NAME OF ISSUER:
                  ---------------

                  Edify Corp.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------

                  2840 San Tomas Expressway
                  Santa Clara, CA  95051

ITEM 2(a).        NAME OF PERSONS FILING:
                  -----------------------

                  This Statement is filed by Technology Venture Investors-3, L.P., a California limited partnership ("TVI-3"), TVI Management-3, L.P., a California limited partnership ("TIM-3"), Technology Venture Investors-4, L.P., a Delaware limited partnership ("TVI-4"), TVI Partners-4, L.P., a Delaware limited partnership ("TVIP-4"), TVI Affiliates-4, L.P., a Delaware limited partnership ("TVIA-4"), TVI
                  Affiliates-4 1988, L.P., a Delaware limited partnership ("TVIA-4 1988"), TVI Management-4, L.P., a Delaware limited partnership ("TVIM-4"), Robert C. Kagle ("Kagle"), David F. Marquardt ("Marquardt"), Burton J. McMurtry ("McMurtry"), Mark
                  G. Wilson ("Wilson") and John R. Johnston ("Johnston"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  TVIM-3 is the general partner of TVI-3, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by TVI-3. Kagle,
                  Marquardt, McMurtry, Wilson and Johnston are the general partners of TVIM-3, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by TVI-3 and TVIM-3.

                  TVIM-4 is the general partner of TVI-4, TVIP-4, TVIA-4 and TVIA-4 1988, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by TVI-4, TVIP-4, TVIA-4 and TVIA-4 1988. Kagle, Marquardt, McMurtry, Wilson and Johnston are the general partners of TVIM-4, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by. by TVI-4, TVIP-4, TVIA-4 and TVIA-4 1988.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  -------------------------------------------------------------

                  The address of the principal office for each of the Reporting Persons is:

                  Technology Venture Investors
                  2480 Sand Hill Road, Suite 101
                  Menlo Park, CA  94025

                                                             Page 15 of 20 Pages


ITEM 2(c)         CITIZENSHIP:
                  ------------

                  TVI-3 and TVIM-3 are California limited partnerships, TVI-4, TVIM-4, TVIP-4, TVIA-4 and TVIA-4 1988 are Delaware limited partnerships, and Kagle, Marquardt, McMurtry, Wilson and Johnston are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  -----------------------------

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  -------------

                  CUSIP # 28059910

ITEM 3.           Not Applicable
                  --------------

                                                             Page 16 of 20 Pages


ITEM 4.           OWNERSHIP:
                  ----------

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:

                           (a)       Amount beneficially owned:
                                     --------------------------

                                     See Row 9 of cover page for each  Reporting
                                     Person.

                           (b)       Percent of Class:
                                     -----------------

                                     See Row 11 of cover page for each Reporting
                                     Person.

                           (c)       Number of shares  as to which  such  person
                                     -------------------------------------------
                                     has:
                                     ----


                                        (i)    Sole  power to vote or to  direct
                                               ---------------------------------
                                               the vote:
                                               ---------

                                               See Row 5 of cover  page for each
                                               Reporting Person.

                                       (ii)    Shared power to vote or to direct
                                               ---------------------------------
                                               the vote:
                                               ---------

                                               See Row 6 of cover  page for each
                                               Reporting Person.

                                      (iii)    Sole   power  to  dispose  or  to
                                               ---------------------------------
                                               direct the disposition of:
                                               --------------------------

                                               See Row 7 of cover  page for each
                                               Reporting Person.

                                       (iv)    Shared  power  to  dispose  or to
                                               ---------------------------------
                                               direct the disposition of:
                                               --------------------------

                                               See Row 8 of cover  page for each
                                               Reporting Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  ---------------------------------------------

                  Not applicable.

                                                             Page 17 of 20 Pages


ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  --------------------------------------------------------------
                  PERSON:
                  -------

                  Under certain circumstances set forth in the limited partnership agreements of TVI-3, TVI-4, TVIP-4, TVIA-4, TVIA-4 1988, TVIM-3 and TVIM-4, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7.           IDENTIFICATION  AND  CLASSIFICATION  OF THE  SUBSIDIARY  WHICH
                  --------------------------------------------------------------
                  ACQUIRED THE SECURITY  BEING REPORTED ON BY THE PARENT HOLDING
                  --------------------------------------------------------------
                  COMPANY:
                  --------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  ----------------------------------------------------------

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:
                  -------------------------------

                  Not applicable

ITEM 10.          CERTIFICATION:
                  --------------

                  Not applicable

                                                             Page 18 of 20 Pages


                                   SIGNATURES
                                   ----------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1997



                                        /s/ Mark G. Wilson
                                        ----------------------------------------
                                        Mark G. Wilson,  on behalf of TVIM-3 and
                                        TVIM-4  in  his  capacity  as a  general
                                        partner thereof,  on behalf of TVI-3, in
                                        his  capacity  as a general  partner  of
                                        TVIM 3, the general partner of TVI-3, on
                                        behalf of TVI-4,  in his  capacity  as a
                                        general  partner of TVIM-4,  the general
                                        partner  of TVI-4,  on behalf of TVIP-4,
                                        in his capacity as a general  partner of
                                        TVIM-4,  the general  partner of TVIP-4,
                                        on behalf of TVIA-4,  in his capacity as
                                        a general partner of TVIM-4, the general
                                        partner  of  TVIA-4,  and on  behalf  of
                                        TVIA-4  1988,   in  his  capacity  as  a
                                        general  partner of TVIM-4,  the general
                                        partner of TVIA-4 1988.



/s/ Robert C. Kagle                           /s/ Mark G. Wilson
----------------------------------            ----------------------------------
ROBERT C. KAGLE                               MARK G. WILSON


/s/ David F. Marquardt                        /s/ John R. Johnston
----------------------------------            ----------------------------------
DAVID F. MARQUARDT                            JOHN R. JOHNSTON


/s/ Burton J. McMurtry
----------------------------------
BURTON J. MCMURTRY

                                                             Page 19 of 20 Pages



                                  EXHIBIT INDEX
                                  -------------

                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   20

                                                             Page 20 of 20 Pages



                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing
                            -------------------------

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Edify Corp. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 12, 1997


                                        /s/ Mark G. Wilson
                                        ----------------------------------------
                                        Mark G. Wilson,  on behalf of TVIM-3 and
                                        TVIM-4  in  his  capacity  as a  general
                                        partner thereof,  on behalf of TVI-3, in
                                        his  capacity  as a general  partner  of
                                        TVIM 3, the general partner of TVI-3, on
                                        behalf of TVI-4,  in his  capacity  as a
                                        general  partner of TVIM-4,  the general
                                        partner  of TVI-4,  on behalf of TVIP-4,
                                        in his capacity as a general  partner of
                                        TVIM-4,  the general  partner of TVIP-4,
                                        on behalf of TVIA-4,  in his capacity as
                                        a general partner of TVIM-4, the general
                                        partner  of  TVIA-4,  and on  behalf  of
                                        TVIA-4  1988,   in  his  capacity  as  a
                                        general  partner of TVIM-4,  the general
                                        partner of TVIA-4 1988.




/s/ Robert C. Kagle                           /s/ Mark G. Wilson
----------------------------------            ----------------------------------
ROBERT C. KAGLE                               MARK G. WILSON


/s/ David F. Marquardt                        /s/ John R. Johnston
----------------------------------            ----------------------------------
DAVID F. MARQUARDT                            JOHN R. JOHNSTON


/s/ Burton J. McMurtry
----------------------------------
BURTON J. MCMURTRY